UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):           October 10, 2006
InfraSource Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32164	03-0523754

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Sixth Street, Suite 300 Media, Pennsylvania	19063

(Address of principal executive offices)	(Zip Code)
(610) 480-8000

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
     In June 2006, InfraSource Services, Inc. (the “Company”) formed a special committee of its Board of Directors in connection with the initiation of a secondary public offering of the Company’s common stock by the then-principal stockholders of the Company. J. Michal Conaway served as Chairman of the special committee. As compensation for his efforts as Chairman of such special committee, on October 10, 2006, the Board of Directors approved an award of 1,500 shares of restricted stock to Mr. Conaway. The award was made under the Company’s 2004 Omnibus Stock Incentive Plan.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On October 12, 2006, the Company announced that Ian Schapiro, Interim Chairman of the Board of Directors, and Michael P. Harmon, a member of the Board of Directors, have tendered their resignations from the Board of Directors effective October 31, 2006. Messrs. Schapiro and Harmon are affiliated with funds managed by GFI Energy Ventures LLC and Oaktree Capital Management, LLC, which were the principal stockholders of the Company prior to the recently completed secondary public offering.
     The Company also announced that David R. Helwig, its President and Chief Executive Officer, has been appointed as the Chairman of the InfraSource Board of Directors, and that J. Michal Conaway has been appointed as Lead Independent Director of the InfraSource Board of Directors.
     A copy of the Press Release announcing the resignations and appointments is attached as Exhibit 99.1 to this Form 8-K Current Report.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFRASOURCE SERVICES, INC. (Registrant)
	By:	Deborah C. Lofton
Date: October 12, 2006		Name Deborah C. Lofton
		Title:	Senior Vice President, General Counsel and Secretary

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